UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CATALYTICA ENERGY SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2006 Annual Meeting of Stockholders
to be held on June 8, 2006

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Catalytica Energy Systems, Inc., a Delaware corporation (the “Company,” “Catalytica Energy,” “we,” “us,” or “our”), will be held on June 8, 2006, at 10:00 a.m., local time, at Catalytica Energy Systems, Inc., 1388 North Tech Boulevard, Gilbert, Arizona 85233 for the following purposes:

1.                To elect two Class III Directors of the Company, each to serve a three-year term.

2.                To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the 2006 fiscal year.

3.                To transact such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders of record at the close of business on April 13, 2006 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has previously returned a Proxy.

Sincerely,
Robert W. Zack
President, Chief Executive Officer, Chief Financial
Officer and Director
Gilbert, Arizona April 28, 2006

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of Catalytica Energy Systems, Inc. (the “Company,” “Catalytica Energy,” “we,” “us,” or “our”) for its 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 8, 2006, at 10:00 a.m., local time, at Catalytica Energy Systems, Inc., 1388 North Tech Boulevard, Gilbert, Arizona 85233, or any postponement(s) or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at 1388 North Tech Boulevard, Gilbert, Arizona 85233 and its telephone number is 480-556-5555.

These Proxy solicitation materials and the Annual Report for the year ended December 31, 2005 are being mailed on or about May 5, 2006 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

Only stockholders of record at the close of business on April 13, 2006 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company as of April 13, 2006 consisted of 18,164,326 shares of common stock.

Revocability of Proxies

The enclosed Proxy is revocable at any time before its use by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date. If a person who has executed and returned a Proxy is present at the Annual Meeting and wishes to vote in person, he or she may elect to do so and thereby suspend the power of the Proxy holders to vote his or her Proxy.

Voting and Solicitation

Except as provided below, every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to cast one vote for each share held for each of the nominees, and the two nominees receiving the greatest number of votes will be elected.

The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, letter, electronic mail or facsimile.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date, which number is 9,082,164 shares of common stock, present or represented by Proxy at the Annual Meeting. Shares that are voted “FOR,” “AGAINST” or “ABSTAINED” on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to be cast at the Annual Meeting with respect to such matter (the “Votes Cast”).

Abstentions will be counted for purposes of determining both (i) the presence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, in cases other than the election of directors, abstentions will have the same effect as a vote against the proposal.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of broker non-votes, the Company believes that broker non-votes should be counted for purposes of determining the presence of a quorum for the transaction of business, but that broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. In the absence of controlling precedent to the contrary, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on any proposal described in this Proxy Statement.

Delivery of Documents to Stockholders Sharing an Address

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement and the Company’s 2005 Annual Report on Form 10-K unless the Company or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a stockholder at a shared address to which a single copy of the Company’s Proxy Statement and 2005 Annual Report on Form 10-K was delivered, the Company will promptly deliver a separate copy of such documents to such stockholder. Written requests should be made to Catalytica Energy Systems, Inc., Attention: Investor Relations, 430 Ferguson Drive, Mountain View, California, 94043. Oral requests may be made by calling the Investor Relations Department of the Company at (650) 940-6253.

Stockholders sharing an address who are receiving multiple copies of the Company’s Proxy Statements and Annual Reports may request delivery of a single copy of the Company’s Proxy Statements and Annual Reports by writing to the address above or calling the telephone number above.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2007 Annual Meeting of Stockholders must be received by the Company no later than January 8, 2007 in order that they may be considered for inclusion in the Proxy statement and form of Proxy relating to that meeting.

Pursuant to the Company’s Bylaws, stockholders who wish to bring matters or propose nominees for the Company’s Board of Directors at the Company’s 2007 Annual Meeting of Stockholders, but who do not intend to include such matters or nominee proposals in the Company’s Proxy statement relating to that meeting, must provide specified information in writing to the secretary of the Company not less than

120 days prior to the first anniversary of the 2006 Annual Meeting. Stockholder proposals received by us after this date will be considered untimely.

Security Ownership of Principal Stockholders and Management

The following table sets forth, as of March 31, 2006, certain information with respect to the beneficial ownership of the Company’s common stock by (i) each person or entity known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock, (ii) each director or nominee for director of the Company, (iii) each of the Company’s Named Executive Officers listed in the Summary Compensation Table and (iv) all current Executive Officers and directors as a group.

The table is based on information supplied by our officers, directors, principal stockholders and Schedules 13D and 13G and other documents filed with the United States Securities and Exchange Commission (the “SEC”). The number of shares of our common stock beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the SEC. Under the SEC rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also includes any shares of common stock that the individual or entity has the right to acquire within 60 days after March 31, 2006 through the exercise of stock options, and any reference in the footnotes to this table to shares subject to stock options refers only to stock options that are so exercisable. For purposes of computing the percentage of outstanding shares of our common stock held by each individual or entity, all shares of common stock subject to options currently exercisable or exercisable within 60 days after March 31, 2006 are deemed to be outstanding for the purpose of computing the percentage ownership of the individual or entity holding such options, but are not deemed to be outstanding for computing the percentage ownership of any other individual or entity. Unless otherwise indicated below, we believe that each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The inclusion in the table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated in the table, the address of each individual or entity listed in the table is Catalytica Energy Systems, Inc., 1388 North Tech Boulevard, Gilbert, Arizona 85233.

	Shares of Common Stock Beneficially Owned
Name of Person or Identity of Group	Number	Percentage Ownership(1)
Metalmark Capital LLC(2)	3,386,748	18.65%
1177 Avenue of the Americas
New York, New York 10036
The Baupost Group, L.L.C.(3)	2,730,700	15.03%
10 St. James Avenue, Suite 2000
Boston, Massachusetts 02116
Farallon Capital Management, L.L.C.(4)	2,274,960	12.52%
One Maritime Plaza, Suite 1325
San Francisco, California 94111
AWM Investment Company, Inc.(5)	2,165,370	11.92%
153 East 53rd Street, 55th floor
New York, New York 10022
Howard I. Hoffen(6)	3,446,415	18.91%
Ralph A. Dalla Betta(7)	416,639	2.26%

Ricardo B. Levy(8)	395,725	2.16%
Dominic M. Geraghty(9)	233,662	1.27%
Robert W. Zack(10)	215,300	1.17%
Frederick M. O’Such(11)	66,101	*
William B. Ellis(12)	58,019	*
Susan F. Tierney(13)	56,667	*
John A. Urquhart(14)	53,667	*
William J. McMahon(15)	51,052	*
Richard A. Abdoo(16)	46,667	*
David F. Merrion(17)	31,667	*
Michael J. Murry(18)	1,000	*
All current executive officers and Directors as a group (11 persons)(19)	4,837,919	25.29%

*                    Less than 1%

(1)          Based upon 18,164,326 shares of common stock outstanding as of March 31, 2006.

(2)          Consists of 2,995,781 shares owned by Morgan Stanley Capital Partners III, L.P. (“MSCP III”), 84,253 shares owned by Morgan Stanley Capital Investors, L.P. (“MSCI”), and 306,714 shares owned by MSCP III 892 Investors, L.P. (“MSCP III 892”). Pursuant to a subadvisory agreement between certain affiliates of Morgan Stanley and Metalmark Capital LLC and Metalmark Subadvisor LLC, Metalmark agreed to manage MSCP III and MSCP III 892 on a subadvisory basis, and as a result, may be deemed to beneficially own 3,302,495 shares. In addition, under the subadvisory arrangement, MSCI, a fund related to MSCP III and MSCP III 892, is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any common stock owned directly by it on the same terms and conditions as MSCP III and MSCP 892. Metalmark is an independent private equity firm managed by Howard I. Hoffen and senior team members formerly from Morgan Stanley Capital Partners. Mr. Hoffen disclaims beneficial ownership of all shares owned by these entities, except to the extent of his pecuniary interest therein.

(3)          Based solely on information as of December 31, 2005 as set forth in Schedule 13G/A filed on February 13, 2006.

(4)          Based solely on information as of January 1, 2006 as set forth in a Form 3 filed on January 10, 2006. The aggregate 2,274,960 shares are owned directly by Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Tinicum Partners, L.P. (collectively, the “Partnerships”) and by a discretionary account (the “Managed Account”) managed by Farallon Capital Management, L.L.C. (“FCMLLC”). As the general partner to each of the Partnerships, Farallon Partners, L.L.C. (“FPLLC”) may be deemed to be the beneficial owner of the Company’s securities held by each of the Partnerships. FCMLLC, as the registered investment advisor to the Managed Account, may be deemed to be the beneficial owner of the Company’s securities held by the Managed Account. Each of Noonday G.P. (U.S.), L.L.C. (“NGPUS”) and Noonday Asset Management, L.P. (“NAMLP”), as a

sub-investment adviser to the Partnerships and the Managed Account, may be deemed to be the beneficial owner of the Company’s securities held by the Partnerships and the Managed Account. As the general partner of NAMLP, Noonday Capital, L.L.C. (“NCLLC”) may be deemed to be the beneficial owner of the Company’s securities held by the Partnerships and the Managed Account. Effective as of January 1, 2006, Jason E. Moment (“Moment”) became a managing member of FPLLC and FCMLLC, and as a result Moment may be deemed to be the beneficial owner of the Company’s securities held by the Partnerships and the Managed Account. All of such securities of the Company have been previously reported by the Partnerships and the Managed Account and other related entities and individuals on the Form 4s filed on July 8, 2004 by the Partnerships, the Managed Account and the other entities and individuals listed on such forms. NGPUS, NAMLP, NCLLC and David I. Cohen also filed a Form 3 with respect to such securities on January 4, 2005. Saurabh K. Mittal also filed a Form 3 with respect to such securities on October 11, 2005. There have been no transactions in such securities by any such entities or individuals since such forms were filed. Moment, FCMLLC, NGPUS, NAMLP, NCLLC and the individuals identified on the prior Form 3s and 4s disclaim any beneficial ownership of any of the Company’s securities reported or referred to herein for purposes of Rules 16a-1(a) under the Securities Exchange Act of 1934 (the “Exchange Act”). FPLLC disclaims any beneficial ownership of any of the Company’s securities reported or referred to herein for purposes of Rule 16a-1(a) under the Exchange Act, or otherwise, except as to securities representing FPLLC’s pro rata interest in, and interest in the profits of, the Partnerships.

(5)          Based solely on information as of March 31, 2006 as set forth in Schedule 13G/A filed on April 10, 2006. Includes 525,105 shares of common stock owned by Special Situations Cayman Fund, L.P. (“SSCF”), 131,855 shares of common stock owned by Special Situations Fund III, L.P. (“SSF”), and 1,508,410 shares of common stock owned by Special Situations Fund III QP, L.P. (“SSFQ”). AWM Investment Company serves as general partner of SSCF, SSF and SSFQ and may be deemed to be the beneficial owner of the shares of Company common stock held by these entities.

(6)          Includes 59,667 shares of common stock issuable upon exercise of options held by Mr. Hoffen, which options are exercisable within 60 days of March 31, 2006, and 3,386,738 shares beneficially owned by Metalmark Capital LLC as described in footnote (2) above. Mr. Hoffen disclaims beneficial ownership of the shares beneficially owned by Metalmark Capital LLC and the entities described in footnote (2), except to the extent of his pecuniary interest in such entities.

(7)          Includes 267,208 shares of common stock issuable upon exercise of options held by Dr. Dalla Betta, which options are exercisable within 60 days of March 31, 2006.

(8)          Includes (i) 159,373 shares of common stock issuable upon exercise of options held by Dr. Levy, which options are exercisable within 60 days of March 31, 2006, (ii) 229,647 shares of common stock held by the Levy Family Trust, of which Dr. Levy serves as trustee and (iii) 6,705 shares of common stock held by the Polly Jean Cusumano Trust, of which Dr. Levy serves as trustee. Dr. Levy disclaims beneficial ownership of the shares owned by the Polly Jean Cusumano Trust.

(9)          Former Senior Vice President of the Company. Includes (i) 224,600 shares of common stock issuable upon exercise of options held by Dr. Geraghty, which options are exercisable within 60 days of March 31, 2006.

(10)   Includes 208,517 shares of common stock issuable upon exercise of options held by Mr. Zack, which options are exercisable within 60 days of March 31, 2006.

(11)   Includes 53,667 shares of common stock issuable upon exercise of options held by Mr. O’Such, which options are exercisable within 60 days of March 31, 2006.

(12)   Includes 45,667 shares of common stock issuable upon exercise of options held by Dr. Ellis, which options are exercisable within 60 days of March 31, 2006.

(13)   Includes 56,667 shares of common stock issuable upon exercise of options held by Dr. Tierney, which options are exercisable within 60 days of March 31, 2006.

(14)   Includes 53,667 shares of common stock issuable upon exercise of options held by Mr. Urquhart, which options are exercisable within 60 days of March 31, 2006.

(15)   Includes 51,042 shares of common stock issuable upon exercise of options held by Mr. McMahon, which options are exercisable within 60 days of March 31, 2006.

(16)   Includes 26,667 shares of common stock issuable upon exercise of options held by Mr. Abdoo, which options are exercisable within 60 days of March 31, 2006.

(17)   Includes 31,667 shares of common stock issuable upon exercise of options held by Mr. Merrion, which options are exercisable within 60 days of March 31, 2006.

(18)   Former President and Chief Executive Officer of the Company.

(19)   Includes 1,013,809 shares of common stock issuable upon exercise of options held by current executive officers and directors, which options are exercisable within 60 days of March 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc.

Executive Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms and amendments thereto received by it, or written representations from certain reporting persons, the Company believes that, during fiscal year 2005, all reporting persons complied with Section 16(a) filing requirements applicable to them, except that the Form 4 filed by Mr. Zack on December 22, 2005 incorrectly reported the share ownership resulting from vesting of restricted stock and the payment of withholding taxes with respect to such restricted stock.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

Our Board of Directors currently consists of nine members and, in accordance with our Certificate of Incorporation, is divided into three classes, with each director serving a three-year term, or until his or her successor has been duly appointed or elected and qualified, and one class being elected at each year’s annual meeting of stockholders. On April 3, 2006, pursuant to Section 1 of Article II of the Company’s Bylaws, and in connection with the resignations of Messrs. O’Such and Urquhart, our Board of Directors resolved to reduce the size of our Board of Directors from nine directors to seven directors, effective as of the Annual Meeting, as described in “Director Resignations” below. Accordingly, following the Annual Meeting, the Board will be comprised of seven persons.

Two Class III directors will be elected at the Annual Meeting for a term of three years. Each director elected at the Annual Meeting will serve until his or her term expires at the annual meeting of stockholders in 2009, or until his or her successor has been duly appointed or elected and qualified. The Class III nominees are Dr. Ricardo B. Levy and Robert W. Zack. Our Board of Directors reclassified Mr. Levy from a Class II Director to a Class III director on April 3, 2006, effective as of the Annual Meeting, and Mr. Zack is currently serving as a Class III Director.

The nominees have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by our present Board of Directors to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named above.

Director Resignations

Frederick M. O’Such and John A. Urquhart have tendered their resignations from the Company’s Board of Directors, effective as of the Annual Meeting. Our Board of Directors has approved a resolution accepting these resignations.

Vote Required and Recommendation of our Board of Directors

If a quorum is present or represented by Proxy at the Annual Meeting, the two nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to our Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not have any effect on the outcome of the voting in the election of directors. See “Quorum; Abstentions; Broker Non-Votes.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE CLASS III DIRECTOR NOMINEES LISTED BELOW.

Information About Our Directors

The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected as a director, the positions currently held by each nominee or director with us, the year each nominee’s or director’s term will expire and the class of director of each nominee or director:

Director’s Name and Year Director First Became a Director	Position(s) Held with the Company	Year Term Will Expire	Class of Director
Nominees:
Ricardo B. Levy (1995)	Chairman of the Board, Director	2009	III
Robert W. Zack (2006)	President, Chief Executive Officer, Chief Financial Officer and Director	2009	III
Continuing Directors:
Richard A. Abdoo (2004)	Director	2007	I
William B. Ellis (1995)	Director	2007	I
Susan F. Tierney (2001)	Director	2007	I
Howard I. Hoffen (2000)	Director	2008	II
David F. Merrion (2004)	Director	2008	II

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the ages (as of the date of the Annual Meeting) and present positions for each director nominee to be elected at the Annual Meeting, the current directors who will continue to serve as directors beyond the Annual Meeting, and our current executive officers. Each officer shall serve until his or her successor is elected and qualified.

Name	Age	Position
Robert W. Zack	43	President, Chief Executive Officer, Chief Financial Officer and Director
Ralph A. Dalla Betta	61	Vice President, Chief Technology Officer
William J. McMahon	50	President, SCR-Tech LLC
Richard A. Abdoo(1)(2)(3)	62	Director
William B. Ellis(2)(4)	65	Director
Howard I. Hoffen(2)(4)	42	Director
Ricardo B. Levy(1)(3)(4)	61	Chairman of the Board, Director
David F. Merrion(1)	70	Director
Susan F. Tierney(3)	54	Director

(1)          Member of the Oversight Committee.

(2)          Member of the Audit Committee.

(3)          Member of the Nominating/Governance Committee, effective the date of the Annual Meeting for Mr. Abdoo.

(4)          Member of the Compensation Committee, effective the date of the Annual Meeting for Drs. Levy and Ellis.

Directors to be Elected at the Annual Meeting

Ricardo B. Levy, Ph.D. joined our Board of Directors in June 1995 as Chairman of the Board. He was a founder of Catalytica, Inc., of which we were a subsidiary and from which we spun off in December 2000. Dr. Levy was a director of Catalytica, Inc. from 1974 to December 2000 and served as its Chief Operating Officer from its inception in 1974 until August 1991. He served as President and Chief Executive Officer of Catalytica, Inc. from August 1991 until December 2000 and as Interim President and Chief Executive Officer from June 1, 2002 to December 31, 2002. Before founding Catalytica, Inc., Dr. Levy was a founding member of Exxon’s chemical physics research team. Dr. Levy also serves on the board of directors of Accelrys, Inc. and StemCells, Inc. Dr. Levy has an M.S. from Princeton University and a Ph.D. in chemical engineering from Stanford University. Dr. Levy is an alumnus of Harvard University’s Executive Management Program.

Robert W. Zack joined our Board of Directors in February 2006. Mr. Zack has served as our President and Chief Executive Officer since July 2005. Mr. Zack also continues to serve as our Chief Financial Officer, a position he has held since April 2003. Prior to that, Mr. Zack had served as our Vice President and Controller since February 2002. Before joining Catalytica Energy Systems, Mr. Zack served as Group Vice President of finance for MicroAge, Inc., a company providing technology products and services. From 1995 to 1999, he served as the Chief Financial Officer of NIENEX. Mr. Zack has held various executive and financial management roles at Active Noise and Vibration Technologies, Pinnacle West Capital Corporation and Arthur Andersen L.L.P. He earned his B.S. in accounting and his MBA from Arizona State University. He is also a certified public accountant.

Directors Whose Terms Extend Beyond the Annual Meeting

Richard A. Abdoo joined our Board of Directors in July 2004. Mr. Abdoo retired in April 2004 from his position as Chairman and Chief Executive Officer of Wisconsin Energy Corporation (WEC). Mr. Abdoo currently serves on the board of directors of AK Steel Holding Corporation and Marshall & Ilsley Corporation. He earned a B.S. degree in electrical engineering from the University of Dayton and a Master’s degree in economics from the University of Detroit. He has also completed post-graduate studies in engineering at Wayne State University.

William B. Ellis, Ph.D. joined our Board of Directors in September 1995. Dr. Ellis is a Senior Visiting Fellow of the Yale University School of Forestry and Environmental Studies. Dr. Ellis retired as Chairman of Northeast Utilities in 1995, where he also served as Chief Executive Officer from 1983 to 1993. Dr. Ellis joined Northeast Utilities in 1976 as its Chief Financial Officer. Dr. Ellis was a consultant with McKinsey & Co. from 1969 to 1976 and was a principal in that firm from 1975 to 1976. Dr. Ellis serves on the board of directors of the Massachusetts Mutual Life Insurance Company and on the Pew Center on Global Climate Change. He has a Ph.D. in chemical engineering from the University of Maryland.

Howard I. Hoffen joined our Board of Directors in September 2000. Mr. Hoffen has served as the Chairman and Chief Executive Officer of Metalmark Capital LLC, an independent private equity firm, since its formation in 2004. Prior to the establishment of Metalmark Capital, Mr. Hoffen acted as President and Chief Executive Officer for Morgan Stanley Private Equity and Morgan Stanley Capital Partners, and served as a Managing Director of Morgan Stanley & Co. Incorporated, since 1997. He joined Morgan Stanley & Co. Incorporated in 1985 and Morgan Stanley Private Equity and Morgan Stanley Capital Partners in 1986. Mr. Hoffen also serves on the board of EnerSys, Union Drilling, Inc. and several privately held companies. Mr. Hoffen has a B.S. from Columbia University and an MBA from the Harvard Business School.

David F. Merrion joined our Board of Directors in January 2004. Mr. Merrion is a retired executive vice president of engineering for Detroit Diesel Corporation, a position he held from 1988 to 1999 during which time he also served on the Company’s Executive Committee. Since his retirement in 1999,

Mr. Merrion has served as a consultant to several companies in the diesel industry, including Detroit Diesel for whom he acts as a Consent Decree Compliance Auditor, Mr. Merrion is also currently serving as Chairman of the Board for Greenvision Technology, a private intellectual property holding company. Mr. Merrion holds a bachelor’s degree in mechanical engineering from General Motors Institute and a master’s degree in mechanical engineering from Massachusetts Institute of Technology.

Susan F. Tierney, Ph.D. joined our Board of Directors in December 2001. Dr. Tierney has served since 2003 as a managing principal of Analysis Group Inc., a provider of economic, financial, and business strategy consulting to law firms, corporations, and government agencies, where she specializes in energy industry issues. Previously, Dr. Tierney served as Senior Vice President of Lexecon Inc., a leading economics consulting firm, from 1995 to 2003. Dr. Tierney is Chairperson of the board of directors of The Energy Foundation and Clean Air-Cool Planet, both non-profit organizations. Additionally, she is a board member for the following non-profit organizations: Climate Policy Center and the Northeast States Clean Air Foundation. During 2004, she was also Chairperson of the board for the Electricity Innovation Institute (a subsidiary of EPRI), a non-profit organization which develops energy solutions. Before joining Lexecon (and its predecessor company, the Economics Resource Group) in November 1995, Dr. Tierney served in senior positions in federal and state government from 1983 until 1995, most recently as assistant secretary for policy at the U.S. Department of Energy, Secretary of Environmental Affairs for the Commonwealth of Massachusetts and commissioner of the Massachusetts Department of Public Utilities. Previously, she was an assistant professor at the University of California, Irvine from 1978 until 1982. Dr. Tierney has a Ph.D. and a Masters degree in regional planning from Cornell University and a bachelor’s degree from Scripps College.

Non-Director Executive Officers

Ralph A. Dalla Betta, Ph.D. has served as our Vice President & Chief Technology Officer since June 1995. From 1976 until the spin-off of Catalytica Energy Systems, Inc., Dr. Dalla Betta was employed by Catalytica, Inc., most recently as Chief Scientist. Prior to joining Catalytica, Inc., Dr. Dalla Betta was a Senior Scientist at the Ford Motor Company. He has authored over 40 scientific papers, holds 12 patents and is co-author of one book. He holds a B.S. degree from the Colorado College and a Ph.D. in physical chemistry from Stanford University.

William J. McMahon serves as president of SCR-Tech, a position he has held since March 2005. Before joining Catalytica Energy Systems, Mr. McMahon served as Group Vice President of the Ultrapure Water division of Ionics, Inc. from 1998 to 2005. From 1997 to 2000, he held several executive level positions including Chairman, President and Chief Executive Officer of Pantellos; President and Chief Executive Officer of Stone & Webster Sonat Energy Resources; and President of Stone & Webster Energy Services Inc. From 1978 to 1997, Mr. McMahon held positions at DB Riley, Inc. and at The Babcock & Wilcox Company. Mr. McMahon earned a B.S. degree in Nuclear Engineering from Georgia Institute of Technology and an MBA from Xavier University.

There are no family relationships between any of the directors or executive officers of the Company.

CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MATTERS

Independence of Members of our Board of Directors and Committees

Our Board of Directors has determined that eight of its nine current members—Richard A. Abdoo, William B. Ellis, Howard I. Hoffen, Ricardo B. Levy, David F. Merrion, Frederick M. O’Such, Susan F. Tierney and John A. Urquhart—are “independent,” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, or the NASD. The independent directors meet regularly in executive session without non-independent directors and management.

Board of Directors Meetings

Our Board of Directors held a total of eight meetings during the year ended December 31, 2005. During fiscal 2005, the Board also acted one time by unanimous written consent. During fiscal 2005, each of our directors attended at least 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served and which were held during the period of time that such director served on the Board or such committee. We have a policy of encouraging our Board members to attend the Annual Meetings of Stockholders. One director attended the 2005 Annual Meeting of Stockholders.

Board Committees

Our Board of Directors has established four committees: an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, a Nominating/Governance Committee, and an Oversight Committee.

Audit Committee

Among other things, our Audit Committee:

•       Oversees the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;

•       Appoints independent auditors to audit the Company’s financial statements;

•       Assists our Board of Directors in the oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence and performance; and (iv) the Company’s internal accounting and financial controls; and

•       Provides to our Board of Directors such information and materials as it may deem necessary to make our Board of Directors aware of financial matters requiring the attention of our Board of Directors.

The Audit Committee held a total of five meetings during the year ended December 31, 2005. The members of the Audit Committee are William B. Ellis, Chairman, Mr. Richard A. Abdoo and Howard I. Hoffen, three of the Company’s independent directors as of March 31, 2006. Effective April 1, 2005, Mr. Richard A. Abdoo, an independent director, replaced Mr. John A. Urquhart on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and meets the criteria for audit committee membership required by The NASDAQ Stock Market, Inc. Further, each Audit Committee member meets the NASD’s financial knowledge requirements. Also, our Board has determined that William B. Ellis qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the SEC.

The Audit Committee operates under a written charter which was last amended and restated by our Board of Directors on February 7, 2006 and is available on the Investor Relations section of our website at http://www.catalyticaenergy.com, and which is attached hereto as Appendix A.

Compensation Committee

Among other things, our Compensation Committee:

•       Oversees the compensation of the Company’s Chief Executive Officer and other executive officers, including officers reporting under Section 16 of the Exchange Act;

•       Administers the Company’s stock plans and approves grants under those stock plans;

•       Consults with management regarding compensation and benefits for non-executive officers and other employees of the Company and compensation of directors of the Company;

•       Oversees the Company’s compensation policies, plans and benefits programs generally; and

•       Undertakes such other duties as the Board from time to time prescribes.

The Compensation Committee held three meetings during the year ended December 31, 2005. The members of the Compensation Committee are Howard I. Hoffen, Chairman, and John A. Urquhart. Effective the date of the Annual Meeting, Ricardo Levy and William Ellis will be joining the Compensation Committee to replace Mr. Urquhart upon his resignation as of the Annual Meeting.

The Compensation Committee operates under a written charter adopted by our Board of Directors on February 7, 2006, which is available on the Investor Relations section of our website at http://www.catalyticaenergy.com.

Nominating/Governance Committee

Among other things, our Nominating/Governance Committee:

•       Identifies individuals qualified to become directors and selects, or recommends that our Board of Directors select, the candidates for all directorships to be filled by our Board of Directors or by the stockholders;

•       Develops and recommends to our Board of Directors a set of corporate governance principles applicable to the Company; and

•       Otherwise takes a leadership role in shaping the corporate governance of the Company.

The Nominating/Governance Committee held two meetings during the year ended December 31, 2005. The members of the Nominating/Governance Committee are Susan F. Tierney, Chairperson, Ricardo B. Levy and Frederick M. O’Such. Effective the date of the Annual Meeting, Richard Abdoo will be joining the Nominating/Governance Committee to replace Mr. O’Such upon his resignation. Our Board of Directors has determined that each of the current members of the Nominating/Governance Committee and Mr. Abdoo meet the director independence standards of the NASDAQ Stock Market, Inc.

The Nominating/Governance Committee operates under a written charter which was last amended and restated by our Board of Directors on February 7, 2006 and is available on the Investor Relations section of our website at http://www.catalyticaenergy.com.

Oversight Committee

The Oversight Committee held fourteen meetings during the year ended December 31, 2005. The primary function performed by the Oversight Committee is to meet with the CEO periodically and provide guidance and advice as requested. The members of the Oversight Committee are Ricardo B. Levy, Chairman, Richard A. Abdoo and David F. Merrion.

Director Nomination Process

Stockholder Nominations

The policy of our Board of Directors is that the Nominating/Governance Committee is to consider properly submitted stockholder recommendations and nominations for candidates for membership on the Board of Directors as described under “Identifying Nominees” below. Stockholders that wish to recommend individuals for consideration by the Nominating/Governance Committee must give written notice to the Secretary of the Company at the address set forth below in the manner described in our Bylaws.

Catalytica Energy Systems, Inc.
1388 North Tech Boulevard,
Gilbert, Arizona 85233
Attn: Secretary

For a description of the process for nominating directors, please refer to our Bylaws, a copy of which is available on the Investor Relations section of our website at http://www.catalyticaenergy.com.

Director Qualifications

The Nominating/Governance Committee is responsible for reviewing the appropriate skills and characteristics required of board members individually as well as the Board of Directors as a whole. Except as may be required by rules promulgated by NASDAQ or the SEC, it is the current belief of our Board of Directors that there are no specific minimum qualifications that must be met by each candidate for our Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess. In evaluating nominees, the Nominating/Governance Committee considers a variety of factors, including the appropriate size of our Board of Directors, the Company’s needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of the Company’s industry, familiarity with national and international business matters, experience with accounting rules and practices, and professional expertise and experience beneficial to the achievement of the Company’s strategic goals. The Nominating/Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating/Governance Committee will consider each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. While our Board of Directors  has not established specific minimum qualifications for director candidates, our Board of Directors believes that candidates and nominees must have broad experience and business acumen, a record of professional  accomplishments in his or her field, and demonstrated honesty and integrity consistent with our values as reflected in our Code of Conduct and Ethics.

Identifying Nominees

The Nominating/Governance Committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The Nominating/Governance Committee will solicit ideas for possible candidates from members of the Board, senior level executives, individuals personally known to the members of the Board and third-party search firms. As described above, the Nominating/Governance Committee will consider properly submitted stockholder recommendations and nominations for candidates for our Board of Directors. Properly submitted recommendations will usually be aggregated and evaluated by the Nominating/Governance Committee at a regularly scheduled meeting of our Board of Directors.

Compensation Committee Interlocks and Insider Participation

Howard I. Hoffen and John A. Urquhart were the sole members of the Compensation Committee during fiscal year 2005. No officer or employee of the Company served as a member of the Compensation Committee during fiscal year 2005 and none of the members of the Compensation Committee are former officers of the Company. In addition, during fiscal year 2005, none of our executive officers served on the compensation committee or board of directors of any entity that has an executive officer serving as a member of the Company’s Board of Directors or Compensation Committee.

Howard I. Hoffen, who serves as a director and a member of the Audit and Compensation Committees, is the Chairman and Chief Executive Officer of Metalmark Capital LLC, an independent private equity firm established in October 2004, which acts as an investment manager for Morgan Stanley Capital Partners. Prior to September 2004, Mr. Hoffen was the Chairman and Chief Executive Officer of Morgan Stanley Private Equity and a Managing Director of Morgan Stanley & Co., Incorporated. Morgan Stanley Capital Partners III, L.P. and related entities, which own approximately 19% of our common stock, are entitled to certain registration rights pursuant to a Stockholder Rights Agreement with us dated December 15, 2000. In addition to the registration rights, the Stockholder Rights Agreement provides that the Morgan Stanley Equity Funds are entitled to nominate one member to our Board of Directors for so long as such funds own more than 5% of the outstanding common stock of our Company.

Communications with the Board of Directors

To contact members of our Board of Directors, stockholders should send a letter using the contact information provided below. Communications may be addressed to the entire Board of Directors, to the non-management directors as a group, or to any individual director.

Catalytica Energy Systems, Inc.
Attn: Chairman, Nominating/Governance Committee
1388 North Tech Boulevard
Gilbert, Arizona  85233

Depending on the subject matter, the Nominating/Governance Committee Chair will:

•       Forward the communication to the Board member or members to which it is addressed (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded to the chair of the Audit Committee for review);

•       Forward to management if appropriate (for example, if the communication is a request for information about us or our operations or if it is a stock-related matter that does not appear to require direct attention by our Board or an individual Board member); or

•       Not forward the communication if it is primarily commercial in nature or if it relates to a topic deemed improper or irrelevant.

Director Compensation

Directors who are not officers of the Company each receive an annual retainer for their services in the amount of $20,000, plus reimbursement of expenses. The Chairman of the Board receives additional compensation of $5,000 per quarter. Directors who are employed by the Company do not receive any compensation for their Board activities. Committee Chairs receive additional compensation of $2,500 per committee meeting attended. Committee members receive $2,000 for each committee meeting attended in person or $1,500 for each committee meeting attended telephonically.

During the fiscal year ended December 31, 2005, the Company’s directors received the following option grants:

Directors	Options Granted	Exercise Price of Options Granted
Richard A. Abdoo(1)(2)	10,000	$2.41
William B. Ellis(1)(2)	10,000	2.41
Howard I. Hoffen(1)(2)	10,000	2.41
Ricardo B. Levy(1)(2)	10,000	2.41
Ricardo B. Levy(2)(3)	10,000	2.50
David F. Merrion(1)(2)	10,000	2.41
Michael J. Murry(4)(5)(7)	69,800	2.41
Frederick M. O’Such(1)(2)	10,000	2.41
Susan F. Tierney(1)(2)	10,000	2.41
John A. Urquhart(1)(2)	10,000	2.41
Robert W. Zack(4)(5)(6)	25,600	2.41

(1)          Non-employee directors of the Company each received options to purchase 10,000 shares of the Company’s common stock in 2005.

(2)          Options become exercisable at the rate of one-twelfth of the shares subject to the option at the end of each month that the director remains on the Board following the date of grant such that the options become fully vested within one year of the date of grant, and expire no later than ten years from the date of grant.

(3)          Options granted to Dr. Levy for service to the Company as its representative on our Board of Directors of NovoDynamics, Inc.

(4)          Options granted for serving the Company as an Officer.

(5)          Options become exercisable at the rate of one-eighth of the shares subject to the option at the end of the sixth month following the date of grant and continue to vest ratably over four years from the date of grant, and expire no later than ten years from the date of grant.

(6)          On November 17, 2005, the Company accelerated vesting of these options and simultaneously entered into an agreement with Mr. Zack to restrict his ability to sell these shares prior to the earlier of the original vesting date of the option or Mr. Zack’s termination of employment.

(7)          Mr. Murry resigned effective June 30, 2005. These options granted in 2005 did not vest and expired upon the date of his resignation.

On November 17, 2005, our Board of Directors approved the acceleration of the vesting of all then unvested stock options awarded to employees, consultants, officers and directors under the Registrant’s 1995 Stock Option Plan, as amended, with exercise prices of $1.75 or greater. See “Options Grants in Last Fiscal Year” below.

Our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance and enter into indemnification agreements with all of our directors and executive officers.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material” or to be “filed” with the SEC and shall not be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into such filings.

The Audit Committee of our Board of Directors (the “Audit Committee”) assists our Board of Directors in the oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accountants’ qualifications, independence and performance, and the Company’s internal accounting and financial controls and reporting practices. The three members of the Audit Committee are William B. Ellis, Chairman, Richard A. Abdoo and Howard I. Hoffen. The role of the Audit Committee is more fully detailed in the Charter for the Audit Committee, which was amended and restated by the Board on February 7, 2006, and which is attached hereto as Appendix A.

Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal controls over financial reporting. The Company’s independent auditors are responsible for expressing an opinion on the Company’s consolidated financial statements in accordance with generally accepted auditing standards. It is the Audit Committee’s responsibility to oversee these processes.

In this context, the Audit Committee hereby reports as follows:

1.      The Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

2.      The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380).

3.      The Audit Committee received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

4.      Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

AUDIT COMMITTEE
William B. Ellis, Chairman
Richard A. Abdoo
Howard I. Hoffen

FEES BILLED TO THE COMPANY BY INDEPENDENT PUBLIC ACCOUNTANTS

The following is a summary of the fees paid by the Company for the services of Ernst & Young LLP in 2005 and 2004.

	Audit Fees(1)	Audit-Related Fees	Tax Fees	All Other Fees(2)
2005	$299,202	$—	$—	$12,769
2004	$267,517	$—	$—	$78,097

(1)          Includes fees and expenses related to the fiscal year audit and interim reviews and audit services provided in connection with statutory and regulatory filings, irrespective of when the fees and expenses were billed or when the services were rendered.

(2)          All Other Fees paid in 2005 includes fees (i) for professional services relating to preparation of and assistance with the Company’s response to a Securities and Exchange Commission comment letter, (ii) for assistance in the development of procedures for compliance with the Sarbanes Oxley Act of 2002 and (iii) for professional services relating to a review of Company procedures used for allocating costs to government and other contracts. Fees for 2004 related to agreed upon procedures performed in connection with our acquisition of SCR-Tech LLC in February 2004.

The Audit Committee has considered and determined that the fees paid to Ernst & Young LLP for non-audit-related services is compatible with maintaining Ernst &Young’s independence. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor and all fees of Ernst & Young LLP for 2004 and 2005 were approved in advance by the Audit Committee. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

This report of the Compensation Committee of the Board of Directors shall not be deemed “soliciting material” or to be “filed” with the SEC and shall not be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into such filings

This Report of the Compensation Committee of our Board of Directors (the “Compensation Committee”) describes the Compensation Committee’s policies with respect to the compensation of the Company’s Executive Officers, including the Chief Executive Officer, for fiscal 2005.

Purpose and Composition of the Compensation Committee

The purpose of the Compensation Committee is to oversee the compensation of the Company’s Chief Executive Officer and other Executive Officers; administer the Company’s stock plans and approve grants under those plans; consult with management regarding compensation and benefits for non-executive officers and other employees of the Company and compensation of directors of the Company; oversee the Company’s compensation policies, plans and benefits programs generally; and undertake such other duties as the Board may from time to time prescribe. The Compensation Committee operates under a written charter which is available on the Investor Relations section of our website at http://www.catalyticaenergy.com.

During fiscal 2005, the Compensation Committee consisted of directors Howard I. Hoffen, Chairman, and John A. Urquhart, both of which have been determined by the Board to be independent under NASDAQ rules as currently in effect, and as an outside director as such term is defined with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and a non-employee director under Section 16(b) of the Securities Exchange Act of 1934.

Compensation Committee’s Philosophy on Executive Compensation

The Compensation Committee’s philosophy with respect to executive compensation is to provide a compensation program that enables the Company to attract, retain and motivate top executive talent, and which is linked to corporate, business and individual performance. The Company’s compensation programs are also designed to support the Company’s objective of creating value for its stockholders. Accordingly, the Compensation Committee believes that Executive Officers should have a significant stake in the Company’s stock performance and that compensation programs should link executive compensation to stockholder value. In the view of the Compensation Committee, one of the ways to accomplish this is by making a significant portion of individual compensation directly dependent on the Company’s achievement of business and financial goals, and by providing significant rewards for exceeding those goals. The Compensation Committee believes that strong financial performance, on a sustained basis, is an effective means of enhancing long-term stockholder returns.

Components of Executive Compensation

The compensation program for the Company’s Executive Officers consists of:

•       base salary;

•       annual incentive opportunities in the form of a cash bonus and a stock option bonus;

•       long-term incentive opportunities in the form of restricted stock; and

•       other benefits, such as health and welfare insurance, a defined contribution 401(k) plan, and an employee stock purchase plan, all of which are also available to all other eligible Company employees.

The compensation package for any particular Executive Officer is determined in light of the compensation practices of other competitor companies in energy technology and related industries, the performance of the individual and the Company’s performance.

In order to establish competitive compensation, a market basket of companies from energy technology and related industries was created and the base salaries, bonus opportunities and stock option awards for their top executives were analyzed. The Compensation Committee strives to set the total compensation for the Company’s Executive Officers at approximately the 60th percentile of a market basket of such companies. Any such cross-company comparisons require some adjustments to reflect varying levels of specific responsibilities, complexity of the business, the business’ ultimate potential, the background and training of the Executive Officer, and the Company’s market capitalization compared with the market basket of companies. Such considerations set the base level of compensation, assuming an acceptable level of performance. Performance variations on an individual and business level are then applied.

Personal performance is appraised against a budget and business plan laid out at the beginning of each year. The plan includes a set of personal objectives regarding such things as budgetary control, achieving milestones in the Company’s commercial and development programs, successful execution and implementation of collaborative agreements or contracts, achieving planned revenues and other criteria. Assessment of performance in this regard determines the annual increase in base salary and also determines, in part, the level of cash bonus and long-term incentive compensation. Cash, restricted stock and stock option bonuses are also affected by the Company’s performance.

Achievement of corporate objectives, designed to enhance stockholder value, is a key factor in establishing stock option award bonus and cash bonuses. Typical corporate objectives would include sound management of all balance sheet items (especially cash usage), appropriate balancing of new opportunities and risks and the creation of opportunities for future business activity. The bonus plan for Executive Officers is based on the achievement of a combination of financial and non-financial goals. For 2005, these goals included building a management team and securing orders for our SCR services business, developing our technology for diesel emissions control, securing relationships to move our commercial activities forward, determining the future of our diesel retrofit opportunities, creating a plan to determine the future of our gas turbine emissions technology, and managing our cash commensurate with our objective of long-term sustainability. Overall personal performance for 2005 was also taken into consideration in the final bonus amount.

Chief Executive Officer Compensation for Fiscal 2005

Mr. Michael J. Murry served as President and Chief Executive Officer of the Company until his resignation, which became effective as of June 30, 2005. Effective as of July 1, 2005, Mr. Robert W. Zack, the Company’s Chief Financial Officer, was appointed President and acting Chief Executive Officer to fill the vacancy resulting from Mr. Murry’s resignation. Mr. Zack was appointed Chief Executive Officer in September 2005 and continues to serve as the Company’s Chief Financial Officer as well. In establishing the compensation for Messrs. Murry and Zack for fiscal 2005, the Compensation Committee applied the principles outlined above, as well as the criteria described below.

Mr. Michael J. Murry

In determining Mr. Murry’s compensation as the Company’s Chief Executive Officer, the Compensation Committee compared his compensation to that of chief executive officers of public companies in energy technology and related industries. Mr. Murry’s annualized salary for fiscal 2005 was established at $275,000. As Mr. Murry resigned effective June 30, 2005, Mr. Murry did not receive a cash bonus for 2005 performance. Mr. Murry received a stock option award of 69,800 shares on January 31, 2005, at an exercise price of $2.41 per share as part of his stock option bonus for 2004 performance. This stock option award was computed based upon his achievement of Company and personal objectives.

Mr. Robert W. Zack

In determining Mr. Zack’s compensation as Chief Executive Officer, the Compensation Committee compared his compensation to that of chief executive officers of public companies in energy technology and related industries. In addition, Mr. Zack’s compensation following his appointment as acting Chief Executive Officer effective as of July 1, 2005 and Chief Executive Officer effective as of September 2005, reflected his services as both Chief Executive Officer and Chief Financial Officer of the Company. Mr. Zack’s annualized salary following his appointment as acting Chief Executive Officer in July 2005 was established at $260,000. Mr. Zack also received a restricted stock unit award of 50,000 shares on September 22, 2005 as part of his promotion to the role of Chief Executive Officer. In addition, Mr. Zack earned a cash bonus for 2005 performance of $100,000, which was paid in 2006. Further, Mr. Zack earned a stock option bonus award for 2005 performance of 190,000 shares. These options were priced at $1.15 and were issued on March 22, 2006. Both cash and stock option bonus for Mr. Zack were computed based upon his achievement of Company and personal objectives, primarily focused on restructuring the Company to ensure sustainability and long-term value creation for stockholders.

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, as amended, and regulations adopted under it by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. Exceptions to this deductibility limit may be made for various forms of “performance-based” compensation. The Compensation Committee believes that awards granted under the Company’s equity incentive plans described above can be excluded from the $1.0 million limit. In addition, the non-equity-based compensation paid to the Named Executive Officers in fiscal 2005 did not exceed $1 million for any individual. While we cannot predict how the deductibility limit may impact the Company’s compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance.

COMPENSATION COMMITTEE
Howard I. Hoffen
John A. Urquhart

EXECUTIVE COMPENSATION

The following table sets forth certain summary information concerning the annual compensation received for services rendered to the Company during the fiscal years ended December 31, 2005, 2004 and 2003, by: (i) Michael Murry, the Company’s President and Chief Executive Officer from January 1 through June 30, 2005; (ii) Robert W. Zack, the Company’s President, Chief Executive Officer and Chief Financial Officer on December 31, 2005, and (iii) each of the other most highly compensated executive officers of the Company during 2005, of which there were two serving as executive officers of the Company on December 31, 2005 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(6)	Restricted Stock Award ($)		Securities Underlying Options	All Other Compensation(8)
Michael J. Murry(1)	2005	$137,500	$—	$—		69,800	$15,688
Former President and	2004	270,833	56,800	—		100,000	19,242
Chief Executive Officer	2003	246,313	125,000	—		500,000	72,216
Robert W. Zack(2)	2005	230,900	100,000	75,000	(7)	25,600	13,213
President,	2004	200,500	21,900	—		70,000	13,018
Chief Executive Officer,	2003	182,167	53,350	—		95,000	10,599
Chief Financial Officer
Ralph A. Dalla Betta(3)	2005	208,300	18,200	—		26,500	25,827
Vice President and	2004	206,967	22,600	—		50,000	21,818
Chief Technology Officer	2003	196,800	28,000	—		61,600	13,400
Dominic M. Geraghty(4)	2005	162,562	—	—		29,200	244,221
Former Senior Vice President	2004	228,750	24,900	—		65,000	18,165
Corporate Development	2003	225,000	80,000	—		44,400	11,803
William J. McMahon(5)	2005	156,667	154,833	—		50,000	25,647
President, SCR-Tech LLC	2004	—	—	—		—	—
	2003	—	—	—		—	—

(1)           Amounts under “All Other Compensation” include contributions by the Company of (i) $6,995 in 2005, $10,066 in 2004 and $6,000 in 2003 under its 401(k) plan; (ii) $3,580 in 2005, $6,096 in 2004 and $897 in 2003 for life insurance premiums; (iii) $5,113 in 2005, $3,080 in 2004 for supplemental disability premiums and (iv) $65,319 in 2003 for relocation costs. Mr. Murry resigned effective June 30, 2005.

(2)           Amounts under “All Other Compensation” include contributions by the Company of (i) $10,185 in 2005, $10,066 in 2004 and $10,320 in 2003 under its 401(k) plan; (ii) $1,594 in 2005, $1,691 in 2004 and $279 in 2003 for life insurance premiums; and (iii) $1,434 in 2005 and $1,260 in 2004 for supplemental disability premiums. Mr. Zack was appointed interim President and Chief Executive Officer effective July 1, 2005 and appointed President and Chief Executive Officer on September 27, 2005. Included in the 2005 Long-Term Compensation Awards are 50,000 restricted stock units granted in conjunction with Mr. Zack’s appointment on September 27, 2005. These restricted stock units vest 1/12 per quarter over a four year period.

(3)           Amounts under “All Other Compensation” include contributions by the Company of (i) $10,185 in 2005, $10,066 in 2004 and $10,320 in 2003 under its 401(k) plan; (ii) $6,649 in 2005, $4,642 in 2004 and $1,317 in 2003 for life insurance premiums; (iii) $3,298 in 2005 and $3,950 in 2004 for supplemental disability premiums; and (iv) $5,695 in 2005, $3,160 in 2004 and $2,763 in 2003 to the Company’s Supplemental Severance Benefit Plan.

(4)           Amounts under “All Other Compensation” include contributions by the Company of (i) $6,749 in 2005, $10,066 in 2004, and $10,320 in 2003 under its 401(k) plan; (ii) $4,932 in 2005, $5,369 in 2004, and $1,483 in 2003 for life insurance premiums; (iii) $3,040 in 2005 and $2,730 in 2004 for supplemental disability premiums; and (iv) $229,500 paid in 2005 in conjunction with his severance agreement as detailed in “Executive

Compensation—Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on the following page.

(5)           Mr. McMahon was employed by the Company effective March 31, 2005. Amounts under “All Other Compensation” include contributions by the Company of (i) $7,200 in 2005 under its 401(k) plan; (ii) $18,447 in 2005 in relocation costs.

(6)           Includes bonuses accrued in the year of service whether paid during the year of service or thereafter.

(7)           50,000 restricted stock units representing 50,000 shares of common stock awarded at the fair market value of $1.50 per share on the date of grant.

(8)           Includes 401(k) matching contributions accrued in the year of service whether paid during the year of service or the following year.

Option Grants in Last Fiscal Year

The following table sets forth the stock options granted during the fiscal year ended December 31, 2005 to each of the Named Executive Officers:

	Individual Grants(1)
		% of Total			Potential Realizable
	Number of	Options			Value at Assumed
	Securities	Granted to			Annual Rates of Stock
	Underlying	Employees	Exercise		Price Appreciation
	Options	in Fiscal	Price	Expiration	for Option Term(3)
Name	Granted(#)(1)	Year(2)	($/Share)	Date	5%	10%
Robert W. Zack(4)	25,600	4.8%	$2.410	1/31/15	$38,800	$98,328
Ralph A. Dalla Betta(4)	26,500	4.9%	$2.410	1/31/15	$40,164	$101,784
William J. McMahon(4)	50,000	9.3%	$1.910	5/3/15	$60,059	$152,202
Michael J. Murry(5)	69,800	13.0%	$2.410	1/31/15	$105,791	$268,096
Dominic M. Geraghty(6)	29,200	5.4%	$2.410	1/31/15	$44,257	$112,155

(1)          These stock options were granted under the Company’s 1995 Stock Option Plan, as amended (the “1995 Plan”). Options granted under the 1995 Plan generally have a ten-year term. Generally, 12.5% of the grant becomes exercisable six months after the date of grant. The balance of the grant then vests monthly, with full exercisability occurring on the fourth anniversary date of the grant. The per share exercise price is based on the fair market value of the Company’s common stock as determined by our Board of Directors, which is the NASDAQ closing price for the Company’s common stock on the date of grant.

(2)          Based on options to purchase an aggregate of 537,567 shares of common stock granted to employees during 2005.

(3)          Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price.

(4)          On November 17, 2005, the Company accelerated vesting of these options and simultaneously entered into an agreement with Messrs. Zack, Dalla Betta and McMahon to restrict their ability to sell these shares prior to the earlier of the original vesting date of the option or their termination of employment.

(5)          Mr. Murry’s options expired upon his termination of employment on June 30, 2005.

(6)          On November 17, 2005, the Company accelerated vesting of these options. See further explanation set forth in “Transactions with Management”.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

The following table sets forth for each of the Named Executive Officers information with respect to stock options exercised during the fiscal year ended December 31, 2005 and stock options held at December 31, 2005:

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End(2)
Name	Exercise(#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ralph A. Dalla Betta	75,000	$107,604	265,741	—	$16,250	$—
Dominic M. Geraghty	—	—	224,600	—	—	—
William J. McMahon	—	—	50,000	—	—	—
Michael J. Murry	—	—	—	—	—	—
Robert W. Zack	—	—	200,600	—	—	—

(1)          Market value of underlying securities on the exercise date minus the exercise price.

(2)          Market value of underlying securities at December 31, 2005 ($1.05 per share) minus the exercise price.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

On September 22, 2005 the Company entered into an agreement with Robert W. Zack that provides, among other things, that if Mr. Zack is involuntarily terminated (as defined in his agreement), he shall receive 200% of his annual compensation (including annual target bonus) and subsidized COBRA premiums for up to a maximum of eighteen (18) months. Further, if Mr. Zack is involuntarily terminated due to a change of control event (as defined in his agreement), he shall receive, in severance and non-competition payments, 200% of his annual compensation (including annual target bonus) plus a pro rata cash payment of the current year target bonus award, continued employee benefits for up to two years from the date of this involuntary termination, and full acceleration of any unvested portion of any stock options or restricted stock units held by Mr. Zack. Additionally, in the event of a change of control event where Mr. Zack is not terminated, he shall receive cash retention payments equal to 100% of his annual compensation (including annual target bonus) in three installments over a twelve month period.

On September 22, 2005 the Company also entered into an agreement with Ralph Dalla Betta that provides, among other things, that if Dr. Dalla Betta is involuntarily terminated other than for cause and such termination is not in connection with a change of control of the Company, then Dr. Dalla Betta will receive 100% of his annual compensation (including annual target bonus) and subsidized COBRA premiums for himself and eligible dependents for up to a maximum of twelve (12) months. Further, if Dr. Dalla Betta is involuntarily terminated, other than for cause, due to a change of control event of the Company at any time after the announcement of the change of control and prior to two years following the change of control (or if sooner, the announcement of the change of control), he will receive (i) 200% of his annual compensation (including annual target bonus) plus a pro rata cash payment of the current year target bonus award, less any “change of control retention payments” paid to Dr. Dalla Betta, which are defined as payments payable to him in the event of a change of control and wherein he is employed by the acquiring entity in the position of Chief Technical Officer or a greater position, in which case he would receive change of control retention payments as to 2/3 of his annual compensation on the date of the change of control, another 2/3 of annual compensation six months following the change of control, and a final 2/3 of annual compensation on the one year anniversary of the change of control, subject to his remaining employed by the acquiring entity through such dates, (ii) continued employee benefits for himself and eligible dependents for up to two years from the date of this involuntary termination, and (iii) full acceleration of any unvested portion of any stock options or restricted stock units held by Dr. Dalla Betta.

The foregoing severance benefits and change of control retention payments are conditioned on Dr. Dalla Betta’s agreement, for one year following his termination from the Company, not to engage in, or have any ownership interest in or participate in the financing, operation, management or control of, any entity or business that competes with the Company or is a customer or client of the Company.

On September 27, 2005, the Company entered into a Severance, Consulting and Release Agreement with Dominic Geraghty. Among other things, this agreement provides that Dr. Geraghty was terminated as an employee of the Company as of September 15, 2005, and provides for a cash payment equal to $229,500 and fully paid COBRA premiums for himself and his eligible dependents for 12 months following such date. Further, in the event that a change of control event occurs within 12 months of September 15, 2005, Dr. Geraghty could be eligible for additional payments, that decline on a monthly basis, not to exceed $619,000 in the aggregate. The agreement also provides that Dr. Geraghty is retained as a consultant, for which he has not received any additional compensation to date, other than reimbursement of certain expenses. The foregoing severance and change of control payments are conditioned on Dr. Geraghty’s agreement, for one year following his termination from the Company, not to engage in, or have any ownership interest in or participate in the financing, operation, management or control of, any entity or business that competes with the Company or is a customer or client of the Company.

In conjunction with the commencement of his employment in March 2005, William McMahon signed a Change of Control Severance Agreement that provides for the following benefits in the event he is involuntarily terminated due to a change of control (as defined in the agreement): (1) 50% of his annual compensation plus a pro-rata portion of the current year target bonus, and (2) continued employee benefits for up to six months from the date of an involuntary termination. If Mr. McMahon is involuntarily terminated without cause and outside of a change of control event, he is entitled to a severance payment of 50% of his annual compensation.

Unless otherwise determined by our Board of Directors, the 1995 Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a “Change in Control,” as defined in the 1995 Plan. On November 17, 2005, the Company accelerated vesting of options granted in fiscal 2005 to Messrs Zack, Dalla Betta, McMahon, Murry and Geraghty and simultaneously entered into an agreement with Messrs Zack, Dalla Betta and McMahon to restrict their ability to sell these shares prior to the earlier of the original vesting date of the option or their termination of employment. See “Transactions with Management” below. Mr. Murry’s options expired upon his termination as an employee effective June 30, 2005.

TRANSACTIONS WITH MANAGEMENT

On February 3, 2005, we entered into a Consulting Agreement effective February 1, 2005 with David Merrion. The Consulting Agreement was entered into with Mr. Merrion in recognition of his extensive experience in diesel engine technology matters and his incurring substantial time and costs in assisting the Company with diesel emission technology matters in addition to his as a director of the Company. The Consulting Agreement provided that Mr. Merrion provide consulting services in diesel engine emission technology and related areas, and was paid a fee of $7,500 per quarter (pro-rated from the February 1, 2005 effective date), along with certain approved travel and reasonable out-of-pocket expenses incurred by Mr. Merrion in rendering such services. The Consulting Agreement also contained customary invention assignment, confidentiality and other similar provisions. The Consulting Agreement expired on December 31, 2005.

Dr. Levy and Mr. O’Such have personal investments in NovoDynamics, Inc., which constitute less than 2% of its outstanding equity. Dr. Levy also serves as a director of NovoDynamics, Inc. The Company owns approximately 31% of NovoDynamics’ outstanding equity.

On November 17, 2005, the Company approved the acceleration of the vesting of all then unvested stock options awarded to employees, consultants, officers and directors under the Company’s 1995 Stock Option Plan, as amended, with exercise prices of $1.75 or greater. As a result of the acceleration, unvested options to acquire 769,814 shares of the Company’s common stock became immediately exercisable. These options have exercise prices ranging from $1.75 to $4.55 per share. Typically, options granted by the Company vest over four years. Except with respect to executive officers and directors of the Company, and for options with an exercise price of less than $2.00 per share, all other terms and conditions applicable to outstanding stock option grants, including the exercise prices and number of shares subject to the accelerated options, remain unchanged. The stock option agreements with respect to the options will be amended accordingly.

Any executive officer or director of the Company receiving accelerated vesting of options agreed to restrictions upon the sale of any shares received through the exercise of accelerated options held by such executive officer or director. In addition, any employee or consultant of the Company who is not an executive officer or director, and who holds unvested options with an exercise price of less than $2.00, also agreed to restrictions upon the sale of any shares acquired through the exercise of such accelerated options held by such employee. These restrictions on executive officers and directors and such employees’ and consultants’ shares will prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the individual’s termination of employment. Options to acquire 287,337 shares of common stock were subject to such restrictions

See also “Compensation Committee Interlocks and Insider Participation.”

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Proposal

The Company has selected Ernst & Young LLP as the Company’s independent registered public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2006. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ended December 31, 1995. A representative of Ernst & Young LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of shares of the Company’s common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Abstentions have the same effect as a vote against the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2006 FISCAL YEAR.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

PERFORMANCE GRAPH

The graph below compares the cumulative total return to stockholders, calculated on a dividend-reinvested basis, from December 29, 2000 through December 30, 2005, to the cumulative total return over such period of (i) the NASDAQ Composite Index and (ii) the Ardour Capital E-Tech Index. The graph assumes that $100 was invested on December 29, 2000 in each of the Company’s common stock, the NASDAQ Composite Index and the Ardour Capital E-Tech Index. Such returns are based on historical results and are not intended to suggest future performance.

Information used on the graph was obtained from the NASDAQ Stock Market Inc. and from Ardour Capital Investments, LLC, sources believed to be reliable, but we are not responsible for any errors or omissions in such information.

Company/Index	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005
Catalytica Energy Systems, Inc.	100	26	16	20	13	6
NASDAQ Composite Index	100	79	54	81	88	89
Ardour Capital E-Tech Index(1)	100	71	43	73	66	62

(1)          A market-weighted index of U.S., Canadian and European energy and power technology companies, calculated daily. Included in the index are companies focused on advanced utility technologies, distributed and renewable generation, energy storage, power quality and reliability, and transportation technologies.

OTHER INFORMATION

Stockholders may request additional copies of our 2005 Annual Report on Form 10-K, including financial statements and financial statement schedules thereto (if any) and exhibits thereto, free of charge, by making a written request to the following address:

Catalytica Energy Systems, Inc.
1388 North Tech Boulevard,
Gilbert, Arizona 85233
Attn: Secretary

Current and prospective stockholders can also access our 2005 Annual Report on Form 10-K by visiting the Investor Relations section of our website at http://www.catalyticaenergy.com.

OTHER MATTERS

The Company does not currently intend to bring before the Annual Meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxies in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Sincerely,

Robert W. Zack
President, Chief Executive Officer,
Chief Financial Officer and Director
Gilbert, Arizona April 28, 2006

Appendix A

CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF
CATALYTICA ENERGY SYSTEMS, INC.

(Amended and Restated on February 7, 2006)

Purpose.   The purpose of the Audit Committee of the Board of Directors (the “Board”) of Catalytica Energy Systems, Inc. (the “Corporation”) shall be to:

•       Provide oversight of the Corporation’s accounting and financial reporting processes and the audit of the Corporation’s financial statements;

•       Appoint independent auditors to audit the Corporation’s financial statements;

•       Assist the Board in the oversight of: (i) the integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence and performance; and (iv) the Corporation’s internal accounting and financial controls; and

•       Provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

Membership and Organization.

Composition.   The Audit Committee members, including the Chair, will be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Audit Committee members may be removed from the Audit Committee, with or without cause, by the Board. The Audit Committee will consist of at least three (3) members of the Board; provided, that if at any time there is a vacancy on the Audit Committee and the remaining members meet all membership requirements, then the Audit Committee may consist of two members until the earlier of the Corporation’s next annual stockholders meeting or one year from the occurrence of the vacancy. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the Securities and Exchange Commission (the “SEC”) and rules adopted by the SEC (the “SEC Rules”):

•       Each member must satisfy the requirements for independence set out in: (i) Rule 4200(a)(15) of the Audit Committee requirements of the NASDAQ Stock Market, Inc. Marketplace Rules (the “Nasdaq Rules”) and any other applicable requirements of the Nasdaq Rules; and (ii) the criteria provided in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or under any other applicable SEC Rules.

•       Each member must not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the past three (3) years;

•       Each member will be able to read and understand fundamental financial statements, in accordance with the Audit Committee requirements of the Nasdaq Rules; and

•       Members of the Audit Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities. In addition, either at least one member will qualify as an “audit committee financial expert”, under SEC rules and regulations or the Corporation shall disclose in its periodic reports required pursuant to the Exchange Act the reasons why at least one member of the Audit Committee is not an “audit committee financial expert.”

Meetings and Procedures.   The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Audit Committee and set the agendas for Audit Committee meetings. The Audit Committee will meet at least once during each fiscal quarter and more frequently as the Audit Committee deems desirable. The Audit Committee may establish its own meeting schedule, notice and conduct of its meetings. The Audit Committee will meet separately, and periodically, with the management (which shall include the Corporation’s Chief Executive Officer, Chief Financial Officer and General Counsel (if any), with the internal auditors (if any) and with the independent auditor of the Corporation, at such times as it deems appropriate, but not less than quarterly.

All non-management directors that are not members of the Audit Committee may generally attend and observe meetings of the Audit Committee, but in any event shall not be entitled to vote. The Audit Committee may, at its discretion, include in its meetings members of the Corporation’s management, representatives of the independent auditor, the internal auditor (if any), any other financial personnel employed or retained by the Corporation or any other persons whose presence the Audit Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Audit Committee, at its sole discretion, may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Audit Committee.

The Audit Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Audit Committee believes to be necessary or appropriate. The Audit Committee may also utilize the services of the Corporation’s regular legal counsel or other advisors to the Corporation. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Audit Committee and for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Audit Committee.

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Compensation.   Members of the Audit Committee may receive cash fees, if any, for their service as Audit Committee members as may be determined by the Board. Members of the Audit Committee may not receive any compensation from the Corporation except the fees that they receive for service as a member of the Board or any committee thereof. The members of the Audit Committee shall receive reimbursement of the reasonable travel expense incurred in associated with attending the Audit Committee meetings.

Power and Responsibilities.   The power and responsibilities of the Audit Committee shall include:

Internal Audit

•       Appointment.   The Audit Committee shall review the appointment and replacement of the internal auditor (if any).

•       Separate Meetings with the Internal Auditor.   The Audit Committee shall meet periodically with the Corporation’s internal auditor (if any) to discuss the responsibilities, budget and staffing of the Corporation’s internal audit function (if any) and any issues that the internal auditor (if any) believes warrant the Audit Committee’s attention. The Audit Committee shall discuss with the internal auditor (if any) any significant reports to management prepared by the internal auditor (if any) and any responses from management.

Annual Financial Statements and Annual Audit

•       Meetings with Management, the Independent Auditor and the Internal Auditor

•        Meet with management, the independent auditor and the internal auditor (if any) in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

•        Review and discuss with management and the independent auditor: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including analyses of the effects of alternative GAAP methods on the Corporation’s financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation’s financial statements.

•        Review and discuss the annual audited financial statements with management and the independent auditor, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•       Separate Meetings with the Independent Auditor

•        Review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Audit Committee should consider reviewing with the independent auditor are: (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (ii) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Corporation. The Audit Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated, i.e., that whether an illegal act (whether or not material) has occurred or may occur.

•        The Audit Committee shall discuss with the independent auditor the report that such auditor is required to make to the Audit Committee regarding: (i) all accounting policies and practices to be used that the independent auditor identifies as critical; (ii) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) all other material written communications between the independent auditor and management of the Corporation, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

•        Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

•       Recommendation to Include Financial Statements in Annual Report

•        Based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence, recommend, as appropriate, to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

•       Meetings with Management, the Independent Auditor and the Internal Auditor

•        The Audit Committee shall review the quarterly financial statements with management, the independent auditor and the internal auditor (if any), including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•        Review and discuss before release the unaudited quarterly operating results in the Corporation’s quarterly earnings release.

•        Review the Corporation’s policies, documentation and testing procedures to ensure they are in compliance with the rules of Sarbanes Oxley Act.

Independent Auditors

•       Appoint, compensate, retain and oversee the work of the independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and the independent auditor shall report directly to the Audit Committee.

•       Review, at least annually, the independence and the quality control procedures and the experience and the qualifications of the independent auditor’s senior personnel that are providing audit services to the Corporation. In connection with such review, the Audit Committee, among other things, shall:  (i) obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; (ii)  ensure that the independent auditor prepares and delivers, at least annually, a written statement delineating all relationships between the independent auditor and the Corporation, consistent with Independence Standards Board Standard 1, and actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Audit Committee, may impact the objectivity and independence of the independent auditor, and, if the Audit Committee determines that further inquiry is advisable, the Audit Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence;  (iii) confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC; (iv)  consider whether the Corporation should adopt a rotation of the annual audit among independent auditing firms and (v) if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Corporation is compatible with maintaining the independence of the independent auditor.

•       Pre-approve, explicitly, the engagement of audit and permissible non-audit services provided to the Corporation by the independent auditor, except where pre-approval of audit and permissible non-audit services is not required under (i) pre-approval policies and procedures established by the Audit Committee, provided, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities, or (ii) other available exceptions under applicable SEC Rules. The Audit Committee may delegate to one (1) or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting.

Other Powers and Responsibilities

•       Discuss with management and the independent auditor the Corporation’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to the public. The Audit Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need to take place in advance of each earnings release or each instance in which the Corporation may provide earnings guidance.

•       Review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee.

•       Discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Corporation’s financial statements, financial reporting process, accounting policies or internal audit function (if any).

•       Discuss with the Corporation’s General Counsel (if any) or outside counsel any legal matters brought to the Audit Committee’s attention that could reasonably be expected to have a material impact on the Corporation’s financial statements.

•       Request assurances from management, the independent auditor and the Corporation’s internal auditors (if any) that the Corporation’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

•       Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters. The Audit Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

•       Submit for inclusion in the Corporation’s annual Proxy Statement the audit committee disclosure required by the SEC and Nasdaq Rules, including the Audit Committee Report required by Item 306 of Regulation. S-K (or, if the Corporation meets the definition of “small business issuer” under Item 10(a)(1) of Regulation S-B and elects to file as such, the Audit Committee Report required by Item 306 of Regulation S-B).

•       Confirm to the Board on an annual basis the (i) existence of a formal, written Audit Committee Charter, and (ii) the independence and financial literacy of the Audit Committee members, in each case, meeting the requirements of the applicable SEC Rules and Nasdaq Rules.

•       The Audit Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditor, the performance of the Corporation’s internal audit function (if any) or any other matter the Audit Committee determines is necessary or advisable to report to the Board.

•       Periodically perform an evaluation of the performance of the Audit Committee, including a review of the Audit Committee’s compliance with this Charter.

•       Review and reassess, at least annually, this Charter and submit any recommended changes to the Board for its consideration.

•       Oversee compliance with SEC Rules for disclosure of the independent auditor’s services;

•       Review the Corporation’s code of ethics for its principal executive and senior financial officers.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CATALYTICA ENERGY SYSTEMS, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

June 8, 2006

The undersigned stockholder of Catalytica Energy Systems, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2006, and hereby appoints Robert W. Zack and Richard M. Weinroth, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Catalytica Energy Systems, Inc., to be held on Thursday, June 8, 2006, at 10:00 a.m., local time, at Catalytica Energy Systems, Inc., 1388 North Tech Boulevard, Gilbert, Arizona 85233, and at any postponement(s) or adjournment(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF THE CLASS III DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

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COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT BOX ON THE REVERSE SIDE

(Continued and to be signed on reverse side)

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ANNUAL MEETING OF STOCKHOLDERS Thursday, June 8, 2006

10:00 a.m., local time, at Catalytica Energy Systems, Inc.

1388 North Tech Boulevard, Gilbert, Arizona 85233.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE FOLLOWING PROPOSALS.

Please Mark your votes as indicated in this example [X]

1. ELECTION OF DIRECTORS

Nominees:	01 Ricardo B. Levy
02 Robert W. Zack

☐ FOR ALL NOMINEES

☐ WITHOLD FOR ALL NOMINEES

☐
For all nominees except as written above

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accountants of the Company for the fiscal year ending December 31, 2006.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

I PLAN TO ATTEND THE MEETING	☐

COMMENTS/ADDRESS CHANGE	☐	Please mark this if you have written
comments/address change on the reverse side

Signature	Signature	Date

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

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